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                                                                    Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-106286 of The Providence Service Corporation of our report dated August 8, 2001 (June 16, 2003 as to Note 11 and July 30, 2003 as to Note 12) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatements described in Note 11 and Note 12) on the consolidated financial statements of Camelot Care Corporation as of December 31, 2000 and for the year then ended, appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Nashville, Tennessee
August 15, 2003